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PROSPECTUS SUPPLEMENT
(To Prospectus Dated June 25, 2001)

$150,000,000 Wisconsin Public Service Corporation Senior Notes, 6 1/8% Series Due August 1, 2011

    We will pay interest on the Senior Notes, 6 1/8% Series Due August 1, 2011, at the rate of 6 1/8% per year on February 1 and August 1 of each year, commencing on February 1, 2002. We may redeem the Notes in whole or in part at any time at a redemption price equal to the greater of (1) 100% of principal or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes we redeem discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the "treasury yield" plus 0.20%, plus in each case accrued interest to the redemption date, as set forth in this prospectus supplement. The Notes constitute a series of the Company's Senior Debt Securities. See "Description of the Senior Debt Securities" in the accompanying prospectus.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public Offering Price(1)	99.767%	$149,650,500
Underwriting Commission(2)	0.650%	$975,000
Proceeds to Company(1)(3)	99.117%	$148,675,500

(1)
Plus accrued interest from August 1, 2001.

(2)
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

(3)
Before deducting expenses payable by us estimated at $375,000.

    The underwriters are severally offering the Notes, subject to the prior receipt and acceptance of the Notes by the underwriters and their right to reject any order in whole or in part. Delivery of the Notes will be made in book-entry form only through the facilities of The Depository Trust Company on or about August 22, 2001.

A. G. Edwards & Sons, Inc.	UBS Warburg
Robert W. Baird & Co.	Legg Mason Wood Walker
Incorporated

The date of this Prospectus Supplement is August 14, 2001.

    No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement or the accompanying prospectus in connection with the offer made by this prospectus supplement and the accompanying prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by Wisconsin Public Service Corporation or by any of the underwriters. This prospectus supplement and accompanying prospectus do not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus supplement or accompanying prospectus nor any sale made hereunder or thereunder shall under any circumstance create an implication that there has been no change in the affairs of Wisconsin Public Service Corporation since the date of this prospectus supplement.

TABLE OF CONTENTS

Prospectus Supplement

S–2

THE COMPANY

    We are a wholly-owned subsidiary of WPS Resources Corporation, Green Bay, Wisconsin ("WPSR") and were incorporated under the laws of the State of Wisconsin in 1883. The Notes offered pursuant to this prospectus supplement and the attached prospectus, however, are solely our obligations, and WPSR is not obligated to make any payment of principal or interest on the Notes. Our executive offices are at 700 North Adams Street, P.O. Box 19001, Green Bay, Wisconsin 54307. Our telephone number is (920) 433-1598.

DESCRIPTION OF THE NOTES

    Please read the following information concerning the Notes in conjunction with the statements under "Description of the Senior Debt Securities" in the accompanying prospectus. The following information supplements those statements and supersedes any statements in the prospectus with which it is inconsistent. Capitalized terms not defined in this prospectus supplement are used as defined or otherwise provided in the accompanying prospectus.

Issuer	Wisconsin Public Service Corporation.
Notes Offered	$150 million principal amount of Senior Notes, 6 1/8% Series Due August 1, 2011.
Maturity	August 1, 2011
Interest Rate	The Notes will bear interest from August 1, 2001 at the rate of 6 1/8% per year.
Interest Payment Dates	February 1 and August 1 (commencing February 1, 2002).
Ranking
Until the Release Date, the Notes will be secured by a series of Collateral Bonds that we will issue and deliver to the Senior Trustee. On the Release Date, the Senior Debt Securities, including the Notes, will cease to be secured by Collateral Bonds, and, at our option, either will be secured by a substitute mortgage indenture or will become our unsecured general obligations and rank on a parity with our other senior unsecured indebtedness.
Release Date
The Release Date will be the date that all of the First Mortgage Bonds that are issued and outstanding under our Mortgage Indenture, other than the Collateral Bonds, have been retired, provided that no Default or Event of Default under the Senior Indenture has occurred and is continuing. On the Release Date, the Senior Trustee will deliver to us for cancellation all Collateral Bonds and not later than 30 days after the Release Date will provide notice to all holders of the Notes of the occurrence of the Release Date. As a result, on the Release Date, the Collateral Bonds will no longer secure the Notes, and, at our option, the Notes either (1) will become our unsecured general obligations or (2) will be secured by Substituted Collateral Bonds. Based on the terms of our current outstanding First Mortgage Bonds, the release date will not occur prior to August 1, 2003.
Certain Covenants
The Notes will be issued under the Senior Indenture which contains covenants that, among other things, limit our ability to incur certain additional liens or engage in certain sale-leaseback transactions following the Release Date.

S–3

Use of Proceeds
The proceeds from the Notes will be added to our general funds and will be applied to refund $53.1 million principal amount of our outstanding First Mortgage Bonds which bear interest at the rate of 8.80% per year and have been called for redemption on September 1, 2001, to refund our short-term indebtedness for working capital which bears interest at the rate of 3.82% per year and matures on August 22, 2001 (the principal amount of which is currently about $65 million) and for other proper corporate utility purposes.
Form & Denomination
The Notes will initially be represented by a global note registered in the name of a nominee of The Depository Trust Company ("DTC"). You may purchase Notes only in principal amounts of $1,000 and integral multiples of $1,000.
Optional Redemption
We may redeem the Notes at our option, in whole at any time or in part from time to time, at a redemption price equal to the greater of (1) 100% of principal or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes which we redeem, discounted to the date of redemption on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at the "treasury yield," as defined below, plus two-tenths of one percent (0.20%), plus in each case accrued interest to the date of redemption. The Notes have no sinking fund provisions.

"Treasury yield" means, with respect to any redemption date, the rate per year equal to the semiannual equivalent yield to maturity of the "comparable treasury issue," as defined below, assuming a price for the comparable treasury issue, expressed as a percentage of its principal amount equal to the "comparable treasury price," as defined below, for the redemption date.

"Comparable treasury issue" means the United States Treasury security selected by an "independent investment banker," as defined below, as having a maturity comparable to the remaining term of the Notes that the independent investment banker would utilize, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes. "Independent investment banker" means one of the "reference treasury dealers," as defined below, appointed by the Senior Trustee after consultation with us.

S–4

"Comparable treasury price" means, with respect to any redemption date, (1) the average of the bid and asked prices for the comparable treasury issue, expressed in each case as a percentage of its principal amount, on the third business day preceding the redemption date, as set forth in the daily statistical release, or any successor release, published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (2) if that release or any successor release is not published or does not contain those prices on that business day, (A) the average of the "reference treasury dealer quotations," as defined below, for the redemption date, after excluding the highest and lowest reference treasury dealer quotations for the redemption date, or (B) if the Senior Trustee obtains fewer than four reference treasury dealer quotations, the average of all the quotations which the Senior Trustee obtains. "Reference treasury dealer quotations" means, with respect to each reference treasury dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the comparable treasury issue, expressed in each case as a percentage of its principal amount, quoted in writing to us by the reference treasury dealer at 5:00 p.m. on the third business day preceding the redemption date.
"Reference treasury dealer" means any primary U.S. Government securities dealer in New York City selected by us.

The Senior Trustee will not mail a notice of redemption during the continuance of any Event Of Default under the Senior Indenture, except that (1) when notice of redemption of any Notes has been mailed, we shall redeem those Notes, but only if funds sufficient for that purpose have, before the occurrence of the Event Of Default, been deposited with the Senior Trustee or a paying agent for that purpose, and (2) notices of redemption of all outstanding Senior Debt Securities may be given during the continuance of an Event Of Default under the Indenture.

Unless we have deposited with the Senior Trustee, at the time of mailing of any notice of redemption, an amount in cash sufficient to redeem all of the Notes called for redemption, the notice will state that it is subject to the receipt of the redemption moneys by the Senior Trustee before the redemption date, and the notice will be of no effect unless the moneys are so received, before that date.

S–5

SUMMARY FINANCIAL INFORMATION
(Dollars in Thousands)

	Year Ended December 31,			Six Months Ended June 30,
	1998	1999	2000	2000	2001
				(Unaudited)
Statement of Income Data
Operating Revenues	$652,451	$719,443	$840,470	$400,199	$512,145
Operating Income	73,603	86,954	84,156	37,092	46,816
Net Income	57,186	70,215	73,481	40,501	39,206
	Amount	As Adjusted(a)	As Adjusted Percentage
Capitalization at June 30, 2001
Long-term Debt	$296,936	$393,836	33.4%
Preferred Stock (without mandatory redemption provisions)	51,188	51,188	4.3%
Capital Lease Obligation	72,645	72,645	6.2%
Common Stock Equity	660,298	660,298	56.1%

Total Capitalization	$1,081,067	$1,177,967	100.0%

  (a)
  Adjusted to reflect the issuance of $150,000,000 of Notes and the retirement of $53,100,000 of First Mortgage Bonds.

Ratios of Earnings to Fixed Charges

    The ratio of earnings to fixed charges for each of the periods indicated are as follows:

	Year Ended December 31,					Six Months Ended June 30,
	1996	1997	1998	1999	2000	2000	2001
Ratio of earnings to fixed charges	4.31	4.43	4.42	4.66	4.36	4.66	4.37

    In computing the ratios, earnings represent income before interest expense, amortization of debt discount, premium and expense, federal and state income taxes, and the allowance for borrowed funds used during construction and the estimated interest component of rentals. Fixed charges represent interest expense, amortization of debt discount, premium and expense and the estimated interest component of rentals.

BOOK-ENTRY ISSUANCE—THE DEPOSITORY TRUST COMPANY

    DTC will act as securities depositary for the Senior Notes, 6 1/8% Series Due August 1, 2011. The Notes will initially be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One or more fully-registered global certificates representing the total aggregate principal amount of the Notes will be issued and will be deposited with the Senior Trustee as custodian for DTC.

S–6

    The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the Notes as represented by a global certificate.

    For additional information relating to DTC and the book-entry issuance system, see "Senior Debt Securities-Book-Entry Only System" in the accompanying prospectus.

UNDERWRITING

    Subject to the terms and conditions set forth in the underwriting agreement, we have agreed to sell to each of the underwriters named below, and each of the underwriters has severally agreed to purchase, the respective principal amounts of the Senior Notes, 6 1/8% Series Due August 1, 2011, set forth opposite its name below:

Underwriter	Principal Amount of Notes
A.G. Edwards & Sons, Inc.	$60,000,000
UBS Warburg LLC	60,000,000
Robert W. Baird & Co. Incorporated	15,000,000
Legg Mason Wood Walker, Incorporated	15,000,000

Total	$150,000,000

    Under the terms and conditions of the underwriting agreement, the underwriters are committed to take and pay for all the Notes, if any are taken.

    The underwriters propose to offer the Notes in part directly to purchasers at the initial public offering price set forth on the cover page of this prospectus supplement and in part to certain securities dealers at that price less a concession of 0.40% of the principal amount of the Notes. The underwriters may allow, and such dealers may reallow, a concession not to exceed 0.30% of the principal amount of the Notes to certain brokers and dealers. After we have released the Notes for sale to the public, the underwriters may from time to time vary the offering price and other selling terms.

    The Notes constitute a new issue of securities with no established trading market. The underwriters have advised us that they intend to make a market in the Notes but the underwriters are not obligated to do so and may discontinue market making at any time without notice. We can give you no assurance as to the liquidity of the trading market for the Notes.

    The underwriters are permitted to engage in certain transactions that maintain or affect the price of the Notes. Those transactions may include purchases to cover short positions created by the underwriters in connection with the offering. If the underwriters create a short position in the Notes in connection with the offering by selling Notes in an aggregate principal amount that exceeds the amount set forth on the cover page of this prospectus supplement, they may reduce that short position by purchasing Notes in the open market. In general, purchases of a security to reduce a short position could cause the price of the security to be higher than it might be in the absence of those purchases.

    Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the Notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in those transactions or that, if they engage in those transactions, they will not discontinue them without notice.

S–7

    Certain of the underwriters and their affiliates have engaged and in the future may engage in investment banking transactions with, and the provision of services to, us, our parent company or other subsidiaries of our parent company in the ordinary course of business.

    We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

LEGAL MATTERS

    Our counsel, Foley & Lardner, Milwaukee, Wisconsin, will issue its opinion as to the validity of the Notes being issued. Schiff Hardin & Waite, Chicago, Illinois, will issue an opinion for the underwriters as to certain matters relating to the offering of the Notes.

S–8

PROSPECTUS

$150,000,000

WISCONSIN PUBLIC SERVICE CORPORATION

SENIOR DEBT SECURITIES

    We intend to offer up to $150,000,000 of one or more series of our Senior Debt Securities at such times and on such terms as we may determine in the light of market conditions and other factors. The Senior Debt Securities will be secured by a pledge of first mortgage bonds issued under our Mortgage Indenture. This pledge will remain in effect so long as we have other first mortgage bonds outstanding. Upon the retirement of all other first mortgage bonds, the pledge will be released. The specific designation, aggregate principal amount, purchase price, maturity, rate and time of payment of interest, and the redemption terms or other specific terms of the Senior Debt Securities will be set forth in an accompanying Prospectus Supplement, together with the terms of offering of the Senior Debt Securities. See also "Description of Senior Debt Securities."

    We may sell the Senior Debt Securities to or through underwriters and also may sell the Senior Debt Securities directly to other purchasers or through agents. The Prospectus Supplement will set forth the names of any underwriters or agents involved in the sale of the Senior Debt Securities, the principal amounts to be purchased by the underwriters and the compensation of the underwriters or agents.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is June 25, 2001.

AVAILABLE INFORMATION

    We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the Commission at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public at the Commission's web site at http://www.sec.gov.

    The Company has filed with the Commission a registration statement on Form S-3 under the Securities Act of 1933 (the Act). This Prospectus does not contain all of the information contained in the registration statement, certain parts of which we have omitted in accordance with the rules and regulations of the Commission. For further information, you should refer to the registration statement and its exhibits. Any statements contained in this prospectus concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete. You should refer to the copy of the document filed with the Commission for a more complete description of the matter involved.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Commission allows us to incorporate by reference into this prospectus the information we file with the Commission, which means that we can disclose important information to you by referring you to those filings. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Sections 13(a), 13(c) or 15(d) of the Securities Exchange Act until our offering is completed:

  1.
  The Company's Annual Report on Form 10-K for the year ended December 31, 2000.

  2.
  The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

  3.
  The Company's Current Reports on Form 8-K filed January 5, 2001 and April 2, 2001.

    You may request a copy of the filings, at no cost, by writing or telephoning us at the following address: Barth J. Wolf, Secretary, Wisconsin Public Service Corporation, 700 North Adams Street, P. O. Box 19001, Green Bay, Wisconsin 54307-9001, telephone number (920) 433-1727. Our reports are also available on the web site of our parent company located at http://www.wpsr.com.

    You should rely on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

SUMMARY INFORMATION

    The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus or in the Prospectus Supplement or in the financial statements or other documents incorporated in this Prospectus by reference.

The Offering

Company	Wisconsin Public Service Corporation
Securities Being Offered	Not exceeding $150,000,000 Senior Debt Securities (the Senior Debt Securities)

The Company

Business	Electric and gas utility
Service Area	Approximately 11,000 square miles in northeastern Wisconsin and an adjacent part of upper Michigan
Source of Revenues for the Year Ended December 31, 2000	69% Electric; 31% Gas
Customers at December 31, 2000	Electric-395,063; Gas-235,470*
Sources of Electric Generation in 2000	63.3% Coal; 12.0% Nuclear; 1.9% Hydro; 22.8% Other Generation and Purchased Power

*
Approximately 50,000 customers were added as a result of the merger of Wisconsin Fuel and Light Company into Wisconsin Public Service Corporation on April 1, 2001.

Ratios of Earnings to Fixed Charges (Unaudited) (a)

Year Ended December 31,					Three Months Ended March 31,
1996	1997	1998	1999	2000	2001	2000
4.31	4.43	4.42	4.66	4.36	5.55	6.19

(a)
In computing the ratios, earnings represent income before interest expense, amortization of debt discount, premium and expense, federal and state income taxes, and the allowance for borrowed funds used during construction and the estimated interest component of rentals. Fixed charges represent interest expense, amortization of debt discount, premium and expense and the estimated interest component of rentals.

THE COMPANY

    We are a wholly-owned subsidiary of WPS Resources Corporation, Green Bay, Wisconsin ("WPSR"). The Senior Debt Securities offered pursuant to this Prospectus, however, are solely our obligation, and WPSR is not obligated to make any payments of principal or interest on the Senior Debt Securities.

    We are engaged in the production, transmission, distribution and sale of electricity and in the purchase, distribution, transportation and sale of gas in northeastern Wisconsin and an adjacent part of upper Michigan. We were incorporated under the laws of the State of Wisconsin in 1883. Our executive offices are at 700 North Adams Street, P.O. Box 19001, Green Bay, Wisconsin 54307. Our telephone number is (920) 433-1598.

    Our Wisconsin retail utility rates and service and any issuance of securities by us are regulated by the Public Service Commission of Wisconsin. Our Michigan retail utility rates and service are regulated by the Michigan Public Service Commission. Our wholesale electric rates, hydroelectric projects and certain other matters are regulated by the Federal Energy Regulatory Commission. The operation of the Kewaunee nuclear plant, of which we are currently a 41.2% owner, is regulated by the Federal Nuclear Regulatory Commission. We expect to increase our ownership interest in the Kewaunee plant to 59% in 2001. We are also subject to limited regulation by local authorities.

USE OF PROCEEDS

    We will use the proceeds from the sale of the Senior Debt Securities to refund outstanding first mortgage bonds and short-term indebtedness. Any remaining proceeds will be used for other proper corporate utility purposes.

DESCRIPTION OF THE SENIOR DEBT SECURITIES

    General:  We will issue from time to time, in one or more series, Senior Debt Securities under a trust indenture dated as of December 1, 1998 between the Company and Firstar Bank, Milwaukee, National Association succeeded by U.S. Bank, National Association, as trustee (including any successor to U.S. Bank, National Association, the "Senior Trustee"), as supplemented and amended by any supplemental indentures (collectively the "Senior Indenture"). The Senior Indenture is an exhibit to the registration statement.

    The description of the offered Senior Debt Securities in the attached prospectus supplement modifies the following description. Please read both descriptions. The following statements are brief summaries of certain provisions of the Senior Indenture. The statements do not purport to be complete and in each case are qualified in their entirety by the more detailed provisions of the Senior Indenture, which is incorporated by reference in this prospectus. Capitalized terms used in this section and not otherwise defined in this prospectus have the meanings given to them in the Senior Indenture.

    Until the Release Date (as described below) the Senior Debt Securities will be secured by one or more series of our first mortgage bonds issued and delivered to the Senior Trustee. Those first mortgage bonds (the "Collateral Bonds") will be issued under the first mortgage and deed of trust dated January 1, 1941 from the Company to First Wisconsin Trust Company (subsequently merged into Firstar Bank Milwaukee, National Association, in turn succeeded by U.S. Bank, National Association), Cincinnati, Ohio (including any successor to U.S. Bank, National Association the "Mortgage Trustee") as supplemented and amended by any supplemental indentures (as so supplemented and amended, the "Mortgage Indenture"). See "—Security; Release Date."

    On the Release Date (as defined below), the Senior Debt Securities will cease to be secured by the Collateral Bonds and, at our option, either (i) will become our unsecured general obligations or (ii) will be secured by our first mortgage bonds (the "Substituted Collateral Bonds") issued under a mortgage indenture other than the Mortgage Indenture. The Senior Indenture provides that, in addition to the Senior Debt Securities offered by this prospectus, other Senior Debt Securities may be issued from time to time, in one or more series, under the Senior Indenture, without limitation as to aggregate principal amount, provided that, before the Release Date, the amount of Senior Debt Securities that may be issued cannot exceed the aggregate principal amount of Collateral Bonds that we are able to issue under the Mortgage Indenture.

    The Indentures do not contain any debt covenants or provisions which would afford holders of Senior Debt Securities protection in the event of a highly leveraged transaction.

    There is no requirement, under either the Senior Indenture or the Mortgage Indenture (collectively, the "Indentures"), that future issues of our debt securities be issued under the Indentures. Subject to certain restrictions following the Release Date which are described in "Description of the Senior Debt Securities—Restrictions," we will be free to employ other indentures or documentation, containing provisions different from those included in the Indentures, in connection with future issues of other debt securities.

    Please refer to the Prospectus Supplement relating to the Senior Debt Securities being offered (the "Offered Senior Debt Securities") for, among other things, the following terms:

  •
  the title of the Offered Senior Debt Securities;

  •
  any limit on the aggregate principal amount of the Offered Senior Debt Securities;

  •
  the date or dates on which the Offered Senior Debt Securities will mature;

  •
  the rate or rates per year (which may be fixed or variable) at which the Offered Senior Debt Securities will bear interest or the method by which the rate or rates shall be determined;

  •
  the date from which interest will accrue or the method by which that date shall be determined;

  •
  the dates on which interest will be payable and the Regular Record Dates for the Interest Payment Dates;

  •
  the dates, if any, on which, and the price or prices at which, we will redeem any Offered Senior Debt Securities, pursuant to any mandatory redemption or sinking fund provisions, and other detailed terms and provisions of the mandatory redemption or sinking funds;

  •
  the date, if any, after which, and the price or prices at which, we may, or may be required to, redeem any Offered Senior Debt Securities, at our option or the option of the Holder, pursuant to any optional redemption provisions, and other detailed terms and provisions of any optional redemption; and

  •
  any other terms of any Offered Senior Debt Securities.

    The following activities relating to the Senior Debt Securities will occur at the office of the Senior Trustee in Cincinnati, Ohio:

  •
  payment of principal and interest; and

  •
  exchange, transfer and registration of certificated Senior Debt Securities.

    At its option, we may pay interest by check mailed or by wire transfer to the registered holder.

    The Offered Senior Debt Securities will be represented either by Global Securities registered in the name of a depositary, or its nominee, or by certificates in certificated form issued to the registered holders thereof as set forth in the applicable Prospectus Supplement. See "—Book Entry Securities" herein.

    Definitions:  For purposes of the descriptions of the Senior Debt Securities, certain defined terms have the following meanings:

    "Capitalization" means the total of all the following items appearing on, or included in, our consolidated balance sheet; (i) liabilities for indebtedness maturing more than twelve (12) months from the date of determination; and (ii) common stock, preferred stock, Hybrid Preferred Securities (as defined in the Indenture), premium on capital stock, capital surplus, capital in excess of par value, and retained earnings (however the foregoing may be designated), less, to the extent not otherwise deducted, the cost of shares of our capital stock held in treasury.

    "Debt" means any outstanding debt for money borrowed evidenced by notes, debentures, bonds or other securities or guarantees of any debt for money borrowed.

    "Net Tangible Assets" means the amount shown as total assets on our consolidated balance sheet, less the following: (i) intangible assets including, but without limitation, such items as goodwill, trademarks, trade names, patents, and unamortized debt discount and expense and (ii) appropriate adjustments, if any, on account of minority interests. Net Tangible Assets shall be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which we are engaged and that are approved by our regularly retained independent accountants, and may be determined as of a date not more than sixty (60) days prior to the happening of the event for which the determination is being made.

    "Operating Property" means (i) any interest in real property that we own and (ii) any asset that we own that is depreciable in accordance with GAAP, excluding, in either case, any of our interests as lessee under any lease (except for a lease that results from a Sale and Lease-Back Transaction) which has been or would be capitalized on the books of the lessee in accordance with GAAP.

    "Sale and Lease-Back Transaction" means any arrangement with any person providing for the leasing to us of any Operating Property (except for leases for a term, including any renewal thereof, of not more than 48 months), which Operating Property has been or is to be sold or transferred by us to such person; provided, however, Sale and Lease-Back Transaction shall not include any arrangement first entered into before the date of the Senior Indenture.

    "Value" means, with respect to a Sale and Lease-Back Transaction, as of any particular time, the amount equal to the greater of (i) our net proceeds from the sale or transfer of the property leased pursuant to the Sale and Lease-Back Transaction or (ii) the net book value of the property, as determined by us in accordance with generally accepted accounting principles at the time of entering into the Sale and Lease-Back transaction, in either case multiplied by a fraction, the numerator of which shall be equal to the number of full years of the term of the lease that is part of the Sale and Lease-Back Transaction remaining at the time of determination and the denominator of which shall be equal to the number of full years of such term, without regard, in any case, to any renewal or extension options contained in such lease.

    Original Issue Discount Securities.  The Senior Debt Securities may be issued under the Senior Indenture as Original Issue Discount Securities to be offered and sold at a substantial discount below their principal amount. Special federal income tax, accounting and other considerations applicable to any Original Issue Discount Securities will be described in any Prospectus Supplement relating to those securities. "Original Issue Discount Security" means any security which provides for an amount less than its principal amount to be due and payable upon a declaration of acceleration of its maturity as a result of the occurrence of an Event of Default and the continuation of the Event of Default.

    Security; Release Date.  Until the Release Date (as defined below), one or more series of the Collateral Bonds that we issue and deliver to the Senior Trustee will secure the Senior Debt Securities. See "Description of the First Mortgage Bonds." Upon the issuance of Senior Debt Securities before the Release Date, the Company will simultaneously issue and deliver Collateral Bonds to the Senior Trustee, as security for those Senior Debt Securities. The Collateral Bonds will have the same stated rate or rates of interest (or interest calculated in the same manner), interest payment dates, stated maturity date and redemption provisions, and will be in the same aggregate principal amount as the Senior Debt Securities being issued. We have agreed to issue a Related Series of Collateral Bonds in the name of the Senior Trustee in its capacity as trustee under the Senior Indenture concurrently with the issuance of each series of Senior Debt Securities. The Senior Trustee has agreed to hold each series of Collateral Bonds in that capacity under all circumstances and not transfer the Collateral Bonds until the earlier of the Release Date or the prior retirement of the Related Series of Senior Debt Securities through redemption, repurchase or otherwise. Before the Release Date, we shall make payments of the principal of, and premium or interest on, each series of Collateral Bonds to the Senior Trustee. The Senior Trustee will apply those payments to satisfaction of all obligations then due on the related series of Senior Debt Securities.

    The "Release Date" will be the date that all of the first mortgage bonds that are issued and outstanding under our Mortgage Indenture, other than the Collateral Bonds, have been retired (at, before or after their maturities) through payment, redemption or otherwise, provided that no Default or Event of Default under the Senior Indenture has occurred and is continuing. On the Release Date, the Senior Trustee will deliver to us for cancellation all Collateral Bonds and not later than 30 days after the Release Date will provide notice to all holders of Senior Debt Securities of the occurrence of the Release Date. As a result, on the Release Date, the Collateral Bonds will cease to secure the Senior Debt Securities, and, at our option, the Senior Debt Securities, either (i) will become our unsecured general obligations or (ii) will be secured by Substituted Collateral Bonds. Each issue of Collateral Bonds will be secured by a lien on certain property that we own. In certain circumstances before the Release Date, we are permitted to reduce the aggregate principal amount of an issue of Collateral Bonds held by the Senior Trustee, but in no event to an amount lower than the aggregate outstanding principal amount of the Senior Debt Securities initially issued contemporaneously with the Collateral Bonds. Following the Release Date, we will cause the Mortgage Indenture to be discharged, and we will not issue any additional bonds under the Mortgage Indenture.

    Restrictions.  The Senior Indenture provides that we may not consolidate with, merge with or into any other corporation (whether or not we are the surviving corporation), or sell, assign, transfer or lease all or substantially all of our properties and assets as an entirety or substantially as an entirety to any Person or group of affiliated Persons, in one transaction or a series of related transactions, unless: (1) either we shall be the continuing Person or the Person (if other than us) formed by such consolidation or with which or into which we are merged or the Person (or group of affiliated Persons) to which all or substantially all our properties and assets are sold, assigned, transferred or leased is a corporation (or constitute corporations) and expressly assumes, by an indenture supplemental to the Senior Indenture, all our obligations under the Senior Debt Securities and the Senior Indenture, executed and delivered to the Senior Trustee in form satisfactory to the Senior Trustee and expressly assumes, by an indenture supplemental to the Mortgage Indenture (if before the Release Date) or any Substituted Mortgage Indenture (if on or after the Release Date) all of our obligations under any outstanding Collateral Bonds or Substituted Collateral Bonds and under the Mortgage Indenture or Substituted Mortgage Indenture, executed and delivered to the Mortgage Trustee or the trustee under the Substituted Mortgage Indenture in form satisfactory to the Mortgage Trustee or the trustee under the Substituted Mortgage Indenture; (2) immediately before and after giving effect to such transaction or series of transactions, no Event of Default, and no Default, with respect to the Senior Debt Securities shall have occurred and be continuing; and (3) we shall have delivered to the Senior Trustee an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures comply with the Senior Indenture, the Mortgage Indenture or the Substituted Mortgage Indenture, as the case may be.

    Limitation on Liens.  The Senior Indenture provides that, so long as any Senior Debt Securities are outstanding, we may not issue, assume, guarantee or permit to exist after the Release Date any Debt that is secured by any mortgage, security interest, pledge or lien ("Lien") of or upon any of our Operating Property, whether owned at the date of the Indenture or acquired after that date, without in any such case effectively securing the Senior Debt Securities (together with, if we shall so determine, any of our other indebtedness ranking equally with the Senior Debt Securities) equally and ratably with such Debt (but only so long as such Debt is so secured).

    The foregoing restriction will not apply to:

  •
  Liens on any Operating Property existing at the time of its acquisition (which Liens may also extend to subsequent repairs, alterations and improvements to the Operating Property);

  •
  Liens on Operating Property of a corporation existing at the time the corporation is merged into, or consolidated with, or the corporation disposes of its properties (or those of a division) as or substantially as an entirety to, us;

  •
  Liens on Operating Property to secure the cost of acquisition, construction, development or substantial repair, alteration or improvement of property or to secure indebtedness incurred to provide funds for any of those purposes or for reimbursement of funds previously expended for any of those purposes, provided such Liens are created or assumed contemporaneously with, or within 18 months after, the acquisition or the completion of substantial repair or alteration, construction, development or substantial improvement;

  •
  Liens in favor of any State or any department, agency or instrumentality or political subdivision of any State, or for the benefit of holders of securities issued by any of those entities (or providers of credit enhancement with respect to such securities), to secure any Debt (including, without limitation, any of our obligations with respect to industrial development, pollution control or similar revenue bonds) incurred for the purpose of financing all or any part of the purchase price or the cost of substantially repairing or altering, constructing, developing or substantially improving our Operating Property;

  •
  Any Lien created by any Substituted Mortgage Indenture securing Substituted Collateral Bonds; or

  •
  Any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing exceptions, provided, however, that the principal amount of Debt secured by the Lien and not otherwise authorized by the foregoing exception, shall not exceed the principal amount of Debt, plus any premium or fee payable in connection with any such extension, renewal or replacement, so secured at the time of such extension, renewal or replacement.

    In addition, the foregoing restriction will not apply to our issuance, assumption or guarantee of Debt secured by a Lien which would otherwise be subject to the foregoing restriction up to an aggregate amount which, together with all of our other secured Debt (not including secured Debt permitted under any of the foregoing exceptions) and the Value of Sale and Lease-Back Transactions existing at that time (other than Sale and Lease-Back Transactions the proceeds of which have been applied to the retirement of certain indebtedness, Sale and Lease-Back Transactions in which the property involved would have been permitted to be subjected to a Lien under any of the foregoing exceptions and Sale and Lease-Back Transactions that are permitted by the first sentence of "Limitations on Sale and Lease-Back Transactions" below), does not exceed the greater of 15% of the Net Tangible Assets or 15% of Capitalization.

    Limitations on Sale and Lease-Back Transactions.  The Senior Indenture provides that so long as the Senior Debt Securities are outstanding, we may not enter into or permit to exist after the Release Date any Sale and Lease-Back Transaction with respect to any Operating Property (except for transactions involving leases for a term, including renewals, of not more than 48 months), if the purchaser's commitment is obtained more than 18 months after the later of the completion of the acquisition, construction or development of the Operating Property or the placing in operation of the Operating Property or of the Operating Property as constructed or developed or substantially repaired, altered or improved. This restriction will not apply if (a) we would be entitled pursuant to any of the provisions described in the second paragraph under "Limitation on Liens" above to issue, assume, guarantee or permit to exist Debt secured by a Lien on the Operating Property without equally and ratably securing the Senior Debt Securities, (b) after giving effect to such Sale and Lease-Back Transaction, we could incur pursuant to the provisions described in the third paragraph under "Limitation on Liens," at least $1.00 of additional Debt secured by Liens (other than Liens permitted by clause (a)) or (c) we apply within 180 days an amount equal to, in the case of a sale or transfer for cash, the net proceeds (not exceeding the net book value), and, otherwise, an amount equal to the fair value (as determined by our Board of Directors) of the Operating Property so leased to the retirement of our Senior Debt Securities or other Debt ranking equally with, the Senior Debt Securities, subject to reduction for Senior Debt Securities and such Debt retired during such 180-day period otherwise than pursuant to mandatory sinking fund or prepayment provisions and payments at stated maturity.

    Events of Default and Notice Thereof.  The following are Events of Default under the Senior Indenture with respect to the Senior Debt Securities of any series;

  •
  failure to pay interest on any Senior Debt Security when due and

  (1)
  if such failure occurs before the Release Date, continued for 90 days, or

  (2)
  if such failure occurs on or after the Release Date, continued for 30 days;

  •
  failure to pay the principal of (or premium, if any, on) any Senior Debt Security when due and payable at Maturity, upon redemption or otherwise;

  •
  failure to observe or perform any other covenant, warranty or agreement contained in the Senior Debt Securities of that series or in the Senior Indenture (other than a covenant, agreement or warranty included in the Senior Indenture solely for the benefit of Senior Debt Securities other than that series) and

  (1)
  if such failure occurs before the Release Date, continued for 90 days, or

  (2)
  if such failure occurs on or after the Release date, continued for 60 days,

    in each case, the Trustee or Holders of at least 25% in aggregate principal amount of the Outstanding Senior Debt Securities of that series have given us notice of the failure.

  •
  before the Release Date, the occurrence and continuance of a completed default under the Mortgage Indenture, provided, however, the waiver or cure of the completed default under the Mortgage Indenture and the rescission and annulment of the consequences of that completed default under the Mortgage Indenture will constitute a waiver of the corresponding Event of Default under the Senior Indenture;

  •
  if any Substituted Collateral Bonds are outstanding, the occurrence and continuance of an event of default or completed default under the Substituted Mortgage, provided, however, the waiver or cure of the event of default or completed default under the Substituted Mortgage Indenture and the rescission and annulment of the consequences of that default or event of completed default under the Substituted Mortgage Indenture will constitute a waiver of the corresponding Event of Default under the Senior Indenture;

  •
  certain events of bankruptcy, insolvency or reorganization relating to the Company; and

  •
  any other Event of Default with respect to the Senior Debt Securities of that series specified in the Prospectus Supplement relating to that series or Supplemental Indenture under which such series of Senior Debt Securities is issued.

    The Trustee shall, within 30 days after the occurrence of any Default or Event of Default with respect to Senior Debt Securities of any series, give the Holders of Senior Debt Securities of that series notice of all uncured Defaults or Events of Default known to it (the term "Default" includes any event which after notice or passage of time or both would be an Event of Default); provided, however, that, except in the case of an Event of Default or a Default in payment on any Senior Debt Securities of any series, the Trustee shall be protected in withholding the notice if and so long as the board of directors, the executive committee of the board of directors or responsible officers of the Trustee in good faith determine that the withholding of the notice is in the interest of the Holders of Senior Debt Securities of that series.

    If an Event of Default with respect to Senior Debt Securities of any series (other than due to events of bankruptcy, insolvency or reorganization) occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Senior Debt Securities of that series, by notice in writing to us (and to the Trustee if given by the Holders of at least 25% in aggregate principal amount of the Senior Debt Securities of that series) may declare the unpaid principal of and accrued interest to the date of acceleration on all the Outstanding Senior Debt Securities of that series to be due and payable immediately and, upon any such declaration, the Senior Debt Securities of that series shall become immediately due and payable.

    If an Event of Default occurs due to bankruptcy, insolvency or reorganization, all unpaid principal of and accrued interest on the Outstanding Senior Debt Securities of any series will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of any Senior Debt Security of that series. Upon any acceleration of the Senior Debt Securities before the Release Date, the Senior Trustee has the power to cause the mandatory redemption of the Collateral Bonds or Substituted Collateral Bonds, as the case may be.

    The Holders of not less than a majority of the principal amount of the Outstanding Senior Debt Securities of any series, may rescind a declaration acceleration and its consequences with respect to the Senior Debt Securities of that series (including if given, the written demand for redemption of Collateral Bonds or Substituted Collateral Bonds) if all existing Events of Default, other than the nonpayment of principal of and interest on the Senior Debt Securities of that series that have become due solely by such declaration of acceleration, have been cured or waived; to the extent lawful, interest on overdue interest and on overdue principal that has become due otherwise than by reason of such acceleration has been paid; the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and all amounts due to the Trustee under the Senior Indenture have been paid. The Senior Indenture provides that we must periodically file statements with the Trustee regarding our compliance with certain of the covenants of the Senior Indenture and shall specify any Event of Default or Defaults with respect to Senior Debt Securities, in performing such covenants, of which the signers of the statements may have knowledge.

    Modification of the Senior Indenture; Waiver.  We and the Trustee without the consent of any Holders may modify the Senior Indenture with respect to certain matters, including (i) to cure any ambiguity, defect or inconsistency or to correct or supplement any provision which may be inconsistent with any other provision of the Senior Indenture and (ii) to make any change that does not materially adversely affect the interests of any Holder of Senior Debt Securities of any series. In addition, we and the Trustee may modify certain of our rights and obligations and the rights of Holders of the Senior Debt Securities with the written consent of the Holders of at least a majority in aggregate principal amount of the Outstanding Senior Debt Securities of each series affected by the modifications. None of the following modifications, however, will be effective against any Holder of any outstanding Senior Debt Securities of any series affected by the modifications without that Holder's consent:

•
extension of the maturity or reduction of the principal amount of any Senior Debt Securities of the affected series, reduction in the interest rate or extension of the time for payment of interest,

•
change in the redemption provisions in a manner adverse to any Holder of Senior Debt Securities of the affected series,

•
modification that would

•
adversely impair the interest of the Senior Trustee in the Collateral Bonds held by it or,

•
before the Release Date, reduce the principal amount of any issue of Collateral Bonds securing the Senior Debt Securities of the affected series to an amount less than the principal amount of the related issue of Senior Debt Securities or

•
alter the payment provisions of the Collateral Bonds in a manner adverse to the holders of the affected series of Senior Debt Securities,

•
other modification in the terms of payment of the principal of, or interest on, the Senior Debt Securities of the affected series, or

•
reduction of the percentage required for waivers of Defaults or Events of Default under the Senior Indenture or for modification of the Senior Indenture.

    The Holders of not less than a majority in aggregate principal amount of the Outstanding Senior Debt Securities of any series may on behalf of the Holders of all Senior Debt Securities of that series waive any Event of Default or Default under the Senior Indenture with respect to that series, except an Event of Default or a Default in the payment of the principal of, or premium, if any, or any interest on any Senior Debt Security of that series or in respect of a provision which under the Senior Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Senior Debt Security of the affected series.

    Defeasance.  We may terminate our substantive obligations in respect of the Senior Debt Securities of any series (except for our obligations to pay the principal of (and premium, if any, on) and the interest on the Senior Debt Securities of that series) by (i) depositing with the Trustee, under the terms of an irrevocable trust agreement, money or U.S. Government Obligations sufficient to pay all remaining indebtedness on the Senior Debt Securities of that series, (ii) delivering to the Trustee either an Opinion of Counsel or a ruling directed to the Trustee from the Internal Revenue Service to the effect that the Holders of the Senior Debt Securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and termination of obligations, and (iii) complying with certain other requirements set forth in the Senior Indenture.

    Voting of Collateral Bonds Held by Senior Trustee.  The Senior Trustee, as holder of Collateral Bonds, will attend any meeting of holders of First Mortgage Bonds under the Mortgage Indenture, as to which it receives due notice, or, at its option, will deliver its proxy in connection with the meeting. Either at the meeting, or otherwise where the consent of holders of First Mortgage Bonds is sought without a meeting, the Senior Trustee will vote or consent with respect to all of the Collateral Bonds held by it, as directed by the holders of a majority in aggregate principal amount of the outstanding Senior Debt Securities; provided, however, that the Senior Trustee shall not vote the Collateral Bonds of any particular series in favor of, or give consent to, any action which in the Trustee's opinion would materially adversely affect that series of Collateral Bonds in a manner not shared generally by all other Collateral Bonds, except upon notification by the Senior Trustee to the holders of the related series of Senior Debt Securities of the proposal and the receipt of the consent to the proposal of the holders of not less than a majority in principal amount of the outstanding Senior Debt Securities of that series.

    Concerning the Senior Trustee.  U.S. Bank, National Association is the Senior Trustee under the Senior Indenture and is also the Mortgage Trustee under the Mortgage Indenture, a depositary of our funds and the transfer agent for our Preferred Stock and for the Common Stock of our parent, WPSR. See "Description of the First Mortgage Bonds—Concerning the Mortgage Trustees."

    Book-Entry Securities.  The Senior Debt Securities may be issued initially in the form of one or more global securities under a book-entry only system operated by a securities depositary. Unless otherwise specified in the applicable Prospectus Supplement, the Depository Trust Company ("DTC"), New York, New York, will act as securities depositary for each series of Senior Debt Securities, which will be issued as fully-registered securities registered in the name of CEDE & Co. (DTC's partnership nominee) or such other name as may be requested by an authorized representative of DTC. Individual purchases of Book-Entry Interests (as defined below) in any such Senior Debt Securities will be made in book-entry form. Purchasers of Book-Entry Interests in such Senior Debt Securities will not receive certificates representing their interests in such Senior Debt Securities. So long as CEDE & Co., as nominee of DTC, is the securityholder, references in this prospectus to holders of the Senior Debt Securities or registered owners will mean CEDE & Co., rather than the owners of Book-Entry Interests in Senior Debt Securities.

    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities deposited by its participants (the "DTC Participants") and facilitates the settlement among DTC Participants of securities transactions such as transfers and pledges of deposited securities through electronic computerized book-entry changes in accounts of the DTC Participants, thereby eliminating the need for physical movement of securities certificates. Direct DTC Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. A number of DTC Participants and the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc., own DTC. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly (the "Indirect Participants").

    DTC Participants purchasing Book-Entry Interests in any Senior Debt Securities will not receive certificates. Each DTC Participant will receive a credit balance in the records of DTC in the amount of the DTC Participant's interest in the Senior Debt Securities, which will be confirmed in accordance with DTC's standard procedures. The ownership interest of each actual purchaser of a Book-Entry Interest in Senior Debt Securities (the "Book-Entry Interests") will be recorded through the records of the DTC Participant or through the records of the Indirect Participant. Owners of Book-Entry Interests should receive from the DTC Participant or Indirect Participant a written confirmation of their purchase providing details of the Book-Entry Interests acquired. Transfers of Book-Entry Interests will be accomplished by book entries made by the DTC Participants or Indirect Participants who act on behalf of the owners of Book-Entry Interests. Owners of Book-Entry Interests will not receive certificates representing their ownership of Book-Entry Interests with respect to any Senior Debt Securities except as described below upon the resignation of DTC. DTC has no knowledge of the actual owners of Book-Entry Interests in the Senior Debt Securities. DTC's records reflect only the identity of the Direct

Participants to whose accounts the Senior Debt Securities are credited, which may or may not be the owners of the Book-Entry Interests.

    Under the Senior Indenture, payments made by the Trustee to DTC or its nominee will satisfy our obligations under the Senior Indenture to the extent of the payments so made. Owners of Book-Entry Interests will not be or be considered by us or the Trustee to be, and will not have any rights as, holders of Senior Debt Securities under the Senior Indenture.

    Neither we nor the Trustee under the Senior Indenture will have any responsibility or obligation to any DTC Participant, Indirect Participant or any owner of a Book-Entry Interest or any other person not shown on the registration books of the Trustee as being a holder of Senior Debt Securities with respect to: (1) any Senior Debt Securities; (2) the accuracy of any records maintained by DTC or any DTC Participant or Indirect Participant; (3) the payment by DTC or any DTC Participant or Indirect Participant of any amount due to any owner of a Book-Entry Interest in respect of the principal or redemption price of or interest on such Senior Debt Securities; (4) the delivery by DTC or any DTC Participant or Indirect Participant of any notice to any owner of a Book-Entry Interest which is required or permitted under the terms of the Senior Indenture to be given to holders of Senior Debt Securities; (5) the selection of the owners of a Book-Entry Interest to receive payment in the event of any partial redemption of any Senior Debt Securities; or (6) any consent given or other action taken by DTC or its nominee as holder of Senior Debt Securities.

    Principal and redemption price of, and interest payments on, Senior Debt Securities registered in the name of DTC or its nominee will be made to DTC or its nominee, as registered owner of those Senior Debt Securities. DTC is responsible for disbursing those payments to the appropriate DTC Participants, and the DTC Participants, and any Indirect Participants, are in turn responsible for disbursing the same to the owners of Book-Entry Interests. Unless it has reason to believe it will not receive payment, DTC's current practice is to credit the accounts of the DTC Participants on a payment date in accordance with their respective holdings shown on the records of DTC. Payments by DTC Participants and Indirect Participants to owners of Book-Entry Interests will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the DTC Participant or Indirect Participant and not of DTC, us or the Senior Trustee, subject to any statutory and regulatory requirements as may be in effect from time to time.

    DTC Participants and Indirect Participants carry the "position" of the ultimate Book-Entry Interest owner on their records, and will be responsible for providing information to the ultimate Book-Entry Interest owner as to the Senior Debt Securities in which the Book-Entry Interest is held, debt service payments received, and other information. Each person for whom a DTC Participant or Indirect Participant acquires an interest in Senior Debt Securities, as nominee, may desire to make arrangements with that DTC Participant or Indirect Participant to receive a credit balance in the records of the DTC Participant or Indirect Participant, to have all notices of redemption or other communications to or by DTC which may affect those persons forwarded in writing by such DTC Participant or Indirect Participant, and to have notification made of all debt service payments.

    Purchases, transfers and sales of Book-Entry Interests by the ultimate Book-Entry Interest owners may be made through book entries made by DTC Participants or Indirect

Participants or others who act for the ultimate Book-Entry Interest owner. The Trustee under the Senior Indenture, we and the underwriters, as such, have no role in those purchases, transfers or sales.

    The Senior Trustee will recognize and treat DTC (or any successor securities depositary) or its nominee as the holder of Senior Debt Securities registered in its name or the name of its nominee for all purposes, including payment of debt service, notices, enforcement of remedies and voting. Neither DTC nor Cede & Co. (nor such other DTC nominees) will consent or vote with respect to the Senior Debt Securities. Under DTC's current practice, a proxy will be given to the DTC Participants holding Book-Entry Interests in Senior Debt Securities in connection with any matter on which holders of the Senior Debt Securities are asked to vote or give their consent. Crediting of debt service payments and transmittal of notices and other communications by DTC to DTC Participants, by DTC Participants to Indirect Participants and by DTC Participants and Indirect Participants to the ultimate Book-Entry Interest owners are the responsibility of those persons and will be handled by arrangements among them and are not our responsibility or the responsibility of the Trustee or any underwriter, as such.

    The Trustee, so long as a book-entry system is used for any series of Senior Debt Securities, will send any notice of redemption and any other notices required by the Senior Indenture to be sent to holders of such Senior Debt Securities only to DTC (or a successor securities depositary) or its nominee. Any failure of DTC to advise any DTC Participant, or of any DTC Participant or Indirect Participant to notify the Book-Entry Interest owner, of any notice and its content or effect will not affect the validity of the redemption of the Senior Debt Securities called for redemption, or any other action premised on that notice. In the event of a call for redemption, the Trustee's notification to DTC will initiate DTC's standard call process, and, in the event of a partial call, its lottery process by which the call will be randomly allocated to DTC Participants holding positions in the Senior Debt Securities to be redeemed. When DTC and DTC Participants allocate the call for redemption, the owners of the Book-Entry Interests that have been called should be notified by the broker or other person responsible for maintaining the records of those interests and subsequently credited by that person with the proceeds once the Senior Debt Securities are redeemed.

    We, the Trustee and any underwriter or agent cannot and do not give any assurances that DTC, DTC Participants or others will distribute payments of debt service on Senior Debt Securities made to DTC or its nominee as the registered owner, or any redemption or other notices, to the Book-Entry Interest owners, or that they will do so on a timely basis, or that DTC will serve and act in the manner described in this Prospectus.

    We understand that the current "Rules" applicable to DTC and DTC Participants are on file with the Commission, and that the current "Procedures" of DTC to be followed in dealing with DTC Participants are on file with DTC.

    If DTC is at any time unwilling or unable to continue as depositary, and we do not appoint a successor depositary within 90 days, we will issue individual certificates to owners of Book-Entry Interests in exchange for the Senior Debt Securities held by DTC or its nominee, as the case may be. In that instance, an owner of a Book-Entry Interest will be entitled to physical delivery of certificates equal in principal amount to its Book-Entry Interest and to have such certificates registered in its name. Individual certificates so issued will be issued in denominations of $1,000 or any multiple of $1,000.

    Neither we, the Senior Trustee nor any underwriter makes any representation as to the accuracy of the above description of DTC's business, organization and procedures, which is based upon information furnished by DTC.

DESCRIPTION OF THE FIRST MORTGAGE BONDS

    General.  Before the Release Date, any Series of First Mortgage Bonds issued as Collateral Bonds will be issued to the Senior Trustee. Each issue of Collateral Bonds to the Senior Trustee will be in a principal amount equal to the principal amount of the Senior Debt Securities issued contemporaneously with the Collateral Bonds. Before the Release Date, we shall make payments of the principal of, and premium or interest on, each Series of Collateral Bonds to the Senior Trustee. The Senior Trustee shall apply those payments to satisfaction of all obligations then due on the related series of Senior Debt Securities.

    The following statements are brief summaries of certain provisions of the Mortgage Indenture. Such statements do not purport to be complete and in each case are qualified in their entirety by reference to the more detailed provisions of the Mortgage Indenture. Capitalized terms used in this section and not otherwise defined shall have the respective meanings given to them in the Mortgage Indenture.

    Lien and Titles:  The Collateral Bonds will be secured by the Mortgage Indenture equally and ratably with all other bonds issued under the Mortgage Indenture. At the time of issuance of each series of the Collateral Bonds, our counsel will deliver its opinion that the Mortgage Indenture constitutes, except as stated in this paragraph, a valid and direct first lien upon substantially all of the real and fixed property and governmental licenses and permits that we own (including our interests as tenant-in-common), subject only to permissible encumbrances and to the other limitations and exceptions stated as to their opinion on titles below. Excepted from the lien are investments in other companies, items of the general character such as would be included on the Balance Sheet as Current Assets (unless deposited or required to be deposited with the Mortgage Trustee), motor vehicles, advance payments for or other costs of nuclear fuel not situated at the plant site, and timber and minor parcels of real estate. The term "permissible encumbrances" includes liens upon transmission or distribution line rights-of-way, and certain tax and other liens, easements or leases, and other adverse interests of a nature or of a proportion that would not under ordinary circumstances materially impair the lien of the Mortgage Indenture or the use of the property.

    The Mortgage Indenture by its terms also covers in general all of our after-acquired property, other than property of the nature excepted from the lien of the Mortgage Indenture as stated above. The lien on an after-acquired system may be subject to a prior lien and, in case of merger, to possible limitation to our system at that time.

    At the time of issuance of each series of the Collateral Bonds, our counsel will deliver its opinion that we have good and marketable title to the real and fixed properties described in the Mortgage Indenture (other than properties disposed of and released under the Mortgage Indenture and lands described as held only under flowage rights) free and clear of all liens, charges and encumbrances against the same prior to or on a parity with the lien of the Indenture, except for and subject only to "permissible encumbrances" and to those exceptions, defects and qualifications which in our counsel's opinion do not materially affect the security for the Collateral Bonds or title to or our right to use the properties in the conduct of our business.

The opinion of counsel does not cover the validity of or title to easements or rights-of-way for transmission and distribution lines.

    The Mortgage Indenture does not prevent us from merging or consolidating with another entity, selling all or substantially all of our assets, or engaging in a recapitalization or other comparable transaction as long as (i) the lien of the Mortgage Indenture and the rights and powers of the Mortgage Trustee and the bondholders under the Mortgage Indenture are not impaired; (ii) the principal amount of prior lien bonds secured by a prior lien or liens on property of the successor corporation (exclusive of the property that we owned immediately before the merger, consolidation or sale) and outstanding immediately after the consolidation, merger or sale shall not exceed 60% of the cost or fair value, whichever is less, of the property of the character of permanent additions owned by the successor corporation, immediately before such transaction; (iii) the earnings applicable to bond interest of the successor corporation determined as provided in the Mortgage Indenture, excluding our net earnings, for a period of twelve consecutive calendar months within the fifteen consecutive calendar months immediately preceding the first day of the calendar month in which the consolidation, merger or sale is made shall have been in the aggregate at least equal to twice the interest requirements for a period of one year upon all prior lien bonds secured by a prior lien or prior liens on the property of the successor corporation and outstanding immediately after the transaction; and (iv) the successor corporation assumes our obligations under the Mortgage Indenture. If the foregoing conditions are satisfied with respect to any such transaction, we may enter into the transaction. Although the Mortgage Indenture limits the principal amount of additional bonds which we may issue, it does not restrict the amount of unsecured debt that we may incur. Except as described above, the Mortgage Indenture does not provide any protection to the bondholder against a highly leveraged transaction however structured.

    Outstanding and Additional Bonds:  Under the Mortgage Indenture, there were outstanding as of December 31, 2000, $284,175,000 principal amount of bonds of various prior series. Additional bonds without limit as to aggregate amount may be issued in a principal amount up to (a) 60% of the lesser of cost or fair value of net permanent additions (electric, gas or steam property acquired after January 1, 1941, less retirements after that date taken at undepreciated cost, subject to certain adjustments) except permanent additions otherwise utilized under the Mortgage Indenture or restricted under the terms of certain supplemental indentures; (b) the amount of bonds retired or cancelled, except from certain funds; and (c) the amount of cash deposited with the Mortgage Trustee for the purpose, which cash may thereafter be withdrawn in lieu of the issuance of an equal amount of bonds under clauses (a) or (b) but without any earnings' test requirement. Bonds may be issued under clauses (a) and (c), and under certain circumstances under clause (b), only if earnings applicable to bond interest for a period of 12 months within the preceding 15 months have been at least twice the annual interest requirements upon all bonds then applied for and outstanding.

    Earnings applicable to bond interest, as defined in the Mortgage Indenture, for the year ended December 31, 2000, were $136,847,000, resulting in a ratio of 6.71 times the full annual interest requirements upon all bonds then outstanding, and a ratio of 6.16 after issuance of $150,000,000 principal amount of Collateral Bonds at an estimated weighted average interest rate of 6.75% per annum. A difference of 1/8% in the assumed weighted average interest rate on the Collateral Bonds would change the ratio approximately 0.05.

    The aggregate amount of unbonded bondable property was approximately $1,035,000,000 as of December 31, 2000, $250,000,000 of which will be applied as the basis for the issuance of the Collateral Bonds. The retirement of bonds of prior series may also be the basis for the issuance of additional Collateral Bonds.

    Release Provisions:  The Mortgage Trustee may release property which we have sold from the lien of the Mortgage Indenture upon deposit of the fair value of the property with the Mortgage Trustee. Purchase money obligations so deposited may not exceed 60% of fair value of the released property. We may withdraw release funds on the basis of the lesser of cost or fair value of net permanent additions applied for the purpose, or the principal amount of bonds that we have surrendered, or we may apply release funds to bond retirement. Bonds may be redeemed from release funds only when they are subject to redemption and upon payment of the applicable regular redemption premium. The Mortgage Trustee may release property certified as no longer necessary in our business and of less than $500,000 value (but not to exceed in the aggregate per year an amount equal to 1% of the outstanding bonds) upon our covenant to deposit the proceeds of sale, if any, and we may withdraw such proceeds upon our covenant to expend the same for permanent additions.

    Modification of Indenture:  With our consent and the consent of the holders of 70% in principal amount of bonds then outstanding, we and the Mortgage Trustee may modify the Mortgage Indenture and the bonds (including the Collateral Bonds) except as to (a) the due dates, amounts and other terms (other than sinking fund provisions) of payment of principal or interest, or (b) the creation of any lien ranking prior to or on a parity with the lien of the Mortgage Indenture, or (c) deprivation of any nonassenting bondholder of a lien on the mortgaged property for the security of such bondholder's bonds, or (d) reduction of the percentage in the amount of bonds required to consent to a modification of the Mortgage Indenture. We and the Mortgage Trustee may also modify the Mortgage Indenture, without any action on the part of the bondholders, provided that any modification that would adversely affect the rights of the holders of any bonds then outstanding may not become effective until all bonds outstanding at the time of the adoption of the modification have been redeemed or retired.

    Concerning the Trustee:  The Mortgage Trustee under the Mortgage Indenture is U.S. Bank, National Association, which is also the Senior Trustee under the Senior Indenture, a depositary of our funds and the transfer agent for our preferred stock and for the common stock of our parent, WPSR.

    Defaults and Notice Thereof:  The following events are defined as "completed defaults" under the Mortgage Indenture: (a) default in the payment of the principal of any bond; (b) default continued for 90 days in the payment of any interest upon any bond; (c) default in our covenants with respect to bankruptcy, insolvency, assignment or receivership; or (d) default continued for 90 days after notice to us from the Mortgage Trustee in the performance of any other covenant, agreement or condition contained in the Mortgage Indenture. The Mortgage Trustee may withhold notice to bondholders of defaults (other than in payment of principal, interest or a sinking fund installment) if its responsible officers believe that the withholding of such notice is in the interest of the bondholders.

    The holders of a majority in principal amount of the bonds outstanding may direct the Mortgage Trustee in the exercise of its powers, and in case of completed default may require the Mortgage Trustee to declare the maturity of the bonds accelerated, and upon certain conditions may rescind and annul such declaration. The Mortgage Trustee may decline to follow any direction as to the exercise of its powers if the Mortgage Trustee (i) is advised by counsel that the directed action may not lawfully be taken or (ii) determines in good faith that compliance with such directions would involve the Mortgage Trustee in personal liability or that it will not be sufficiently indemnified for any expenditures arising from compliance with such directions.

    Evidence of Compliance with Indenture Provisions:  There is no general requirement for periodic evidence to be furnished to the Mortgage Trustee as to absence of defaults or as to general compliance with the terms of the Mortgage Indenture; however, in all cases where we request the Mortgage Trustee to take any action, such as the issuance of additional bonds or the release of cash or property under the Mortgage Indenture, we are required to deliver to the Mortgage Trustee certain certificates signed and verified by officers, engineers, accountants or other experts, who in certain cases are required to be independent persons. Under pertinent circumstances these certificates certify as to absence of default, the fair value of property in respect of which the action is requested and our net earnings, and in all cases certificates or opinions are required as to our compliance with conditions precedent to such action.

LEGAL OPINIONS AND EXPERTS

    Foley & Lardner, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, our counsel, will render opinions as to the legality of the Senior Debt Securities. Counsel for the Underwriters or agents will pass upon certain legal matters in connection with the offering or offerings of the Senior Debt Securities for the Underwriters or agents. In giving their opinions counsel for the Underwriters or agents may rely as to all matters of Wisconsin law upon the opinion of Foley & Lardner. Only Foley & Lardner will pass upon our incorporation, our right to operate as a public utility under the laws of Wisconsin, the titles to our properties, our franchises and other operating rights, and the lien of the Mortgage Indenture upon our property and franchises. The statements as to matters of law and legal conclusions made in this Prospectus under the captions "Description of Senior Debt Securities" and "Description of First Mortgage Bonds" and in the documents incorporated by reference in this prospectus have been prepared under the supervision of, and reviewed by, Foley & Lardner who are giving their opinion that such statements are correct in all respects which Foley & Lardner deems material, and all such statements are made on the basis of that opinion.

    The financial statements and schedules incorporated into this prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2000, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report. Future financial statements and schedules of the Company and the reports thereon of Arthur Andersen LLP also will be incorporated by reference in this prospectus in reliance upon the authority of said firm as experts in giving those reports to the extent said firm has audited those financial statements and schedules and consented to the use of their reports thereon.

PLAN OF DISTRIBUTION

    We may sell the Senior Debt Securities to or through underwriters, and also may sell the Senior Debt Securities directly to other purchasers or through agents.

    The distribution of the Senior Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

    In connection with the sale of the Senior Debt Securities, underwriters may receive compensation from us or from purchasers of the Senior Debt Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell the Senior Debt Securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they act as agents. Underwriters, dealers and agents that participate in the distribution of the Senior Debt Securities may be deemed to be underwriters, and any discounts or commissions that they receive from us and any profit on the resale of the Senior Debt Securities by them may be deemed to be underwriting discounts and commissions, under the Act. The terms of any particular offering, including the identity of any underwriter or agent and any compensation received from us, will be described in the Prospectus Supplement with respect to the Senior Debt Securities so offered.

    Under agreements which we may enter into, underwriters and agents who participate in the distribution of the Senior Debt Securities may be entitled to indemnification by us against certain liabilities, including liabilities under the Act.

    We do not propose to list the Senior Debt Securities on a securities exchange, and no underwriter will be obligated to make a market in the Senior Debt Securities. We cannot predict the activity or liquidity of any trading in the Senior Debt Securities.

$150,000,000

WISCONSIN PUBLIC
SERVICE CORPORATION

Senior Notes, 6 1/8% Series Due August 1, 2011

A. G. Edwards & Sons, Inc.	UBS Warburg
Robert W. Baird & Co.	Legg Mason Wood Walker
Incorporated

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TABLE OF CONTENTS
THE COMPANY
DESCRIPTION OF THE NOTES
SUMMARY FINANCIAL INFORMATION
BOOK-ENTRY ISSUANCE—THE DEPOSITORY TRUST COMPANY
UNDERWRITING
LEGAL MATTERS
AVAILABLE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
SUMMARY INFORMATION
THE COMPANY
USE OF PROCEEDS
DESCRIPTION OF THE SENIOR DEBT SECURITIES
DESCRIPTION OF THE FIRST MORTGAGE BONDS
LEGAL OPINIONS AND EXPERTS
PLAN OF DISTRIBUTION